NRC
Nichols Research Corporation
4040 S. Memorial Parkway
P.O. Box 400002
Huntsville, AL  35815-1502


                       FOR IMMEDIATE RELEASE


FOR ADDITIONAL INFORMATION
- --------------------------
Patsy L. Hattox
Vice President
Investor Relations
(205)883-1170 (Ext. 1447)

                NICHOLS RESEARCH CORPORATION (NRC)
                     ANNOUNCES ACQUISITION OF
                 ADVANCED MARINE ENTERPRISES, INC.

     HUNTSVILLE, ALABAMA, May 31, 1996 - Chris H. Horgen, Chief Executive Officer of Nichols Research Corporation (NRC) announced today that NRC acquired Advanced Marine Enterprises, Inc. (AME), headquartered in Arlington, Virginia, with additional facilities in Cherry Hill, New Jersey; Fulton, Maryland; and Memphis, Tennessee. A press release was issued announcing the signed Letter of Intent on April 2, 1996.

     AME is one of the nation's leading naval architecture and marine engineering service firms. AME has been and continues to be on the forefront of the development of simulation and virtual reality technology for naval and marine applications. In addition to traditional naval architecture and marine engineering services, AME provides support in ship acquisition management, production support, human systems integration, and ship survivability and protection.

     AME, founded in 1976, had revenues of $29.1 million in FY95 (May 31, 1995), and currently employs over 300 people. Approximately 90% of AME's business is defense related and 10% is in the commercial marine simulator business. AME's primary business areas are Ship Design and Engineering and Information Technology (I/T) Services. AME will become a wholly owned subsidiary of Nichols Federal Business Segment, and Mr. John T. Drewry and Mr. Otto P. Jons will remain as President and Executive Vice President, respectively.

     Nichols Research Corporation, headquartered in Huntsville, Alabama, provides information systems and technical services for commercial entities, state governments, Department of Defense and non-defense Federal Government clients. The Company's stock is traded on the Over-the-Counter Market under the NASDAQ symbol: NRES.
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